STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of October 30th 2008 (the “Signing Date”), by and among SOLAR THIN FILMS, INC., a Delaware corporation (“STF”); ALGATEC SOLAR AG, a German corporation (the “Company” or “Algatec”); ALGATEC EQUITY PARTNERS, L.P., a Delaware limited partnership (“AEP”); RAINER RUSCHKE, an individual (“R. Ruschke”); ULLRICH JANK, an individual (“U. Jank”); DR. STEFAN MALIK, an individual (“S. Malik”); ANDRE FREUD, an individual (“A. Freud”); and ROLAND RICHTER, ESQ., an individual, acting as trustee for R. Ruschke (the “Trustee”). R. Ruschke, U. Jank, S. Malik and A. Freud are sometimes individually referred to as the “Management Stockholder” and collectively as the “Management Stockholders.” AEP and the Management Stockholders are hereinafter sometimes individually referred to as a “Company Stockholder” and collectively as the “Company Stockholders.” STF, AEP, the Company, and the Company Stockholders are hereinafter sometimes individually referred to as a “Party” and collectively as the “Parties.” Capitalized terms not otherwise defined herein shall of the meanings set forth in Article X of this Agreement.

Recitals

As a material inducement for STF to enter into this Agreement and to consummate the transactions contemplated hereby, the Management Stockholders make the factual recitals set forth in paragraph A and in paragraph C through G below, each of which constitutes a representation and warranty of the Management Stockholders unless otherwise modified in the Schedules. As a material inducement for the Company, the Trustee, the Management Stockholders and STF to enter into this Agreement and to consummate the transactions contemplated hereby, AEP makes the factual recital set forth in paragraphs B and C below, which constitutes representations and warranties of AEP unless otherwise modified in the Schedules. As a material inducement for the Company, the Trustee, the Management Stockholders and AEP to enter into this Agreement and to consummate the transactions contemplated hereby, STF makes the factual recital set forth in paragraph H below, which constitutes representations and warranties of STF unless otherwise modified in the Schedules.

A. The Company is a stock corporation (Aktiengesellschaft) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Cottbus under registration number HRB 8146 CB, having its registered office (Sitz) in Röderland, Germany and having a registered share capital in the amount of EUR 50,000, which is divided into 50,000 no par-value bearer shares (Inhaber/-Stückaktien) each representing a notional participation of EUR 1 (herein collectively the “Company Shares” and each a “Company Share”). The articles of association of the Company, as in effect on the Signing Date, are attached as Exhibit A/1 (the “Company Articles of Association”) and, as of the Signing Date, a current excerpt of the Company’s commercial register is attached to this Agreement as Exhibit A/2, provided, however, that the appointment of R. Ruschke, U. Jank and S. Malik has not been recorded in the commercial register.

B. AEP is a limited partnership formed under the laws of the state of Delaware/USA.

C. On the Signing Date, the Management Stockholders, Mr. Roland Richter, Esq., an individual acting as Trustee for R. Ruschke, and AEP have entered into a Share Purchase Agreement (the “Share Purchase Agreement”) pursuant to which the Trustee sold to AEP certain Company Shares. The Share Purchse Agreement and the Exhibits and Schedules thereto have been furnished to STF. Upon closing of the transactions contemplated by the Share Purchase Agreement, the Company Shares will be held as follows:

Shareholder	Number of Shares	% of Registered Capital

Ruschke	10,000	20%

Janks	7,500	15%

Malik	1,500	3%

Freud	1,500	3%

Trustee	5,000	10%

AEP	24,500	49%

D. Under the terms of the Share Purchase Agreement, the funds contributed by AEP to the capital reserves of the Company will be used by the Company to acquire, in a series of transactions, the business currently operated by Trend Capital GmbH & Co. Algatec Solarwerke Brandenburg KG (such entity “Trend Capital KG” and the transactions the “Trend Capital Business Transfer”).

E. As of the Signing Date, Algatec is a party to a share purchase agreement dated as of October 28, 2008 (deed-roll no. 1304/2008 of notary Sabine Taugnitz/Riesa), a copy of which is attached as Exhibit E, relating to the acquisition by Algatec of all of the issued and outstanding shares of SOLAR INVEST GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Cottbus under registration number 6628 CB (“Solar Invest”). The business of the Company resulting from (i) the Trend Capital Business Transfer and (ii) the transfer of the shares in Solar Invest contemplated by this paragraph E is herein referred to as the “Algatec Business”.

F. As of the Signing Date, the Company (as purchaser) and GB Grundbesitz Brandenburg GmbH (as seller) are party to a real estate purchase agreement dated October 23, 2008 (deed-roll no. 1290/2008 of notary Sabine Taugnitz/Riesa), a copy of which is attached as Exhibit F, relating to the real estate set forth therein in Prösen, Germany, (the “Prösen Real Estate”), pursuant to which GB Grundbesitz Brandenburg GmbH has sold the Prösen Real Estate to the Company for a purchase price equal to € 530,000, which is payable in twelve installments (the first installment being due on November 1, 2008 and any further installment being due on the first day of the respective following month), provided that the in rem transfer of ownership of the Prösen Real Estate to the Company becomes effective after full payment of the purchase price by the Company.

G. As of the Signing Date, (a) Algatec has placed a purchase order with KOMAX GROUP AG (“Komax”), dated September 4, 2008, a true and complete copy of which has been furnished to STF for the purchase of certain equipment (the “Komax Purchase Order”), and (b) is party to a Frame Contract No. ALG/2009, dated September 25, 2008 with Q-CELLS INTERNATIONAL GMBH (“Q-Cells”), a true and complete copy of which has been furnished to STF, for the sale of solar modules to Q-Cells (the “Q-Cells Agreement”).

H. STF is a Delaware corporation with its principal place of business at 25 Highland Boulevard, Dix Hills, New York 11746. STF has an authorized share capital of 152,700,000 shares, of capital stock divided into:

(i) 150,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of which an aggregate of 57,783,601 shares of STF Common Stock is currently issued and outstanding,

(ii) 1,200,000 shares of Series A preferred stock, $0.01 par value per share (the “Series A Preferred Stock”), of which no shares of Series A Preferred Stock are issued or outstanding, and

(iii) 1,500,000 shares of Series B preferred stock, $0.01 par value per share, containing such rights, privileges and designations as the Board of Directors of STF may, from time to time, designate by resolution providing for the issue of such series (the “Series B Preferred Stock”) of which (A) 228,652 shares of Series B Preferred Stock designated as Series B-1 Preferred Stock and (convertible into 228,652 shares of Common Stock) are issued and outstanding, (B) 500,000 shares of Series B Preferred Stock designated as B-2 Preferred Stock were eliminated on April 10, 2003, (C) 47,518 shares of Series B Preferred Stock designated as Series B-3 Preferred Stock (convertible into 1,520,576 shares of Common Stock) are issued and outstanding, and (D) none of the 100,000 shares of Series B Preferred Stock designated as Series B-4 Preferred Stock are issued and outstanding.

I. Upon the terms and subject to the conditions set forth in this Agreement, STF desires to acquire from the Company Stockholders all, and not less than all, of the outstanding Company Shares.

J. The Company Stockholders have agreed to exchange the outstanding Company Shares in consideration for the “Exchange Shares” (as hereinafter defined).

K. STF desires to acquire the outstanding Company Shares, and the Company Stockholders desire to exchange such Company Shares for the Exchange Shares, all upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, the Parties hereto do each severally (and not jointly) hereby agree as follows:

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I. – TRANSFER OF COMPANY SHARES

1.1 Transfer of Company Shares.

(a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 3.1 hereof, the Company Stockholders shall convey, assign, transfer and deliver to STF and STF shall acquire and accept delivery of the Company Shares.

(b) The share capital of the Company is evidenced by 50,000 Company Shares, which represent one hundred percent (100%) of the issued and outstanding share capital of the Company on the Closing Date, on a fully-diluted basis, after giving effect to the exercise of all options, warrants or other rights to acquire Company Shares, and all securities convertible into Company Shares that are outstanding as of the Closing Date.

(c) The Company Shares shall be delivered to STF by the Company Stockholders, free and clear of any and all liens, claims, mortgages, charges, restrictions, pledges, security interests, options, leases or subleases, easements, encroachments, or encumbrances or any other rights or adverse interests of any kind of any third Person (collectively, “Liens”).

(d) To effect the transfers contemplated by this Section 1.1, at the Closing, the Company Stockholders shall deliver or cause to be delivered to STF, against delivery of the consideration therefor in accordance with Section 2.1 hereof, certificates evidencing all, and not less than all, of the Company Shares outstanding as of the Signing Date, with the shares certificates duly endorsed in blank [with the signatures of the owners thereof notarized by an official notary public or guaranteed by a bank or trust company.

ARTICLE II. EXCHANGE SHARES

2.1 STF Series B-5 Preferred Stock. On the Closing Date, against delivery of the Company Shares in accordance with Section 1.1(d), STF shall deliver, transfer and assign to the Company Stockholders (pro-rata as among each of the Company Stockholders as their respective interests in the Company Shares bear to each other, all set forth on Schedule 2.1 annexed hereto and made a part hereof), an aggregate of 50,000 shares of the Series B Preferred Stock of STF, to be designated as 6% Series B-5 Convertible Voting Preferred Stock (the “STF Series B-5 Preferred Stock”). The Management Stockholders and the Trustee as a group shall be issued 25,500 of the shares of STF Series B-5 Preferred Stock, and AEP shall be issued 24,500 of the shares of STF Series B-5 Preferred Stock. The number of shares of STF Series B-5 Preferred Stock to be issued to each of the Management Stockholders is set forth on Schedule 2.1 to this Agreement.

2.2 The Exchange Shares.  The fifty thousand (50,000) shares of STF Series B-5 Preferred Stock are hereinafter sometimes collectively referred to as the “Exchange Shares.” Such Exchange Shares shall contain the rights privileges and designations set forth in the Certificate of Designations of STF Series B-5 Preferred Stock annexed hereto as Exhibit 2.2 and made a part hereof (the “Certificate of Designations”).

2.3  STF Reverse Stock Split. On or prior to the Closing Date, STF shall effect a one-for-two reverse stock split of its issued and outstanding shares of Common Stock.

ARTICLE III. CLOSING

3.1 Closing. The consummation of the exchange of the Company Shares for the Exchange Shares and the other transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. (local time) on a date to be agreed by the Parties, which shall be no later than the fifth Business Day after satisfaction or waiver of the conditions set forth in Article VII of this Agreement (the "Closing Date"), at the offices of Hodgson Russ LLP, 1540 Broadway, 24th Floor, New York, New York 10036, counsel to STF, unless another date, time or place is agreed to in writing by the Parties hereto. In no event, however, shall the Closing Date occur after March 31, 2009, unless otherwise mutually agreed upon by the Company Stockholders and STF.

3.2 Deliveries by the Company Stockholders. At or prior to the Closing, the Company Stockholders shall deliver to STF:

(i) Shareholder’s list of the Company and stock certificates representing all, and not less than all, of the Company Shares, duly endorsed by the record owners in blank,

(ii) Minutes of the Shareholders’ meeting of the Company Stockholders approving the transfer of the Company Shares;

(iii) the minute books of the Company;

(iv) a certificate executed by the Company Stockholders to the effect that the conditions set forth in Section 7.2 (b) have been satisfied;

(v) possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Company Stockholders or any Affiliate of the Company Stockholders pertaining to the Company (collectively, the “Records”); provided, however, that the Company Stockholders may retain (1) copies of any tax returns and copies of Records relating thereto; (2) copies of any Records that the Company Stockholders is reasonably likely to need for complying with requirements of law; and (3) copies of any Records that in the reasonable opinion of the Company Stockholders will be required in connection with the performance of their obligations under Article VIII hereof; and, provided, also, that all such agreements, instruments, documents, deeds, books, records, files and other data and information within the possession the Company Stockholders or any Affiliate of the Company Stockholders pertaining to the Company which the Company is under a legal duty to keep shall be delivered to the Company rather than STF; and

(vi) evidence satisfactory to STF that the Management Stockholders shall be the only authorized signatories with respect to the Company’s various accounts, credit lines, safe deposit boxes or vaults;

(vii) duly executed copies of the Voting Agreement and the Registration Rights Agreement.

3.3   Deliveries by STF. At or prior to the Closing, STF shall deliver to the Company Stockholders:

(i) certificates evidencing the Exchange Shares pursuant to Section 2.1 hereof;

(ii) evidence satisfactory to the Company Stockholders of the filing of the Series A Preferred Stock Certificate of Designations with the Secretary of State of the State of Delaware and the completion of the transactions contemplated pursuant to Section 2.3 hereof;

(iii) a certificate executed by an authorized officer of STF, on behalf of STF, to the effect that the conditions set forth in Section 7.1 (b) and (c) have been satisfied;

(iv) the Certificate of Designations in the form of Exhibit 2.2 annexed hereto and made a part hereof; and

(v) duly executed copies of the Voting Agreement and the Registration Rights Agreement.

3.4 Termination in Absence of Closing.

(a) In the event that a STF Termination Event, or an Algatec Termination Event occurs or if the Closing has not occurred by the close of business on March 31, 2009, then any Party hereto may thereafter terminate this Agreement by written notice to such effect, to the other Parties hereto, without liability of or to any Party to this Agreement or any shareholder, director, officer, employee or representative of such Party unless the reason for Closing having not occurred is (i) such Party’s willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such Party’s obligations set forth in Article VII have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 4.1, the failure of such Party to perform its obligations under this Article III on such date; provided, however, that any termination pursuant to this Section 3.4 shall not relieve any Party hereto who was responsible for Closing having not occurred as described in clauses (i) or (ii) above of any liability for (x) such Party’s willful breach of the provisions of this Agreement, or (y) if all of the conditions to such Party’s obligations set forth in Article VII have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 3.1, the failure of such Party to perform its obligations under this Article III on such date.

(b) Notwithstanding the approval of the Board of Directors of STF, this Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by STF, if any of the following shall have occurred (each, a “STF Termination Event”):

(i) any representation or warranty made herein by the Company Stockholders for the benefit of STF, or any certificate, schedule or document furnished by the Company or the Company Stockholders to STF pursuant to this Agreement shall be untrue or incorrect in any material respect and the cause for such incorrectness is either not possible to be cured or has not been cured within 20 Business Days from the Parties becoming aware of such incorrectness; or

(ii) the Company, the Company Stockholders or any of their Affiliates shall have defaulted in any material respect in the performance of any material obligation under this Agreement on their part to be performed and such default is either not possible to be cured or has not been cured within 20 Business Days from the date the Company or the Company Stockholders shall have received notice of default from STF of its occurrence; or

(iii) the Company or the Company Stockholders shall be subject to a Material Adverse Effect; or

(iv) the Algatec Financing shall not be consummated by March 31, 2009.

(c) This Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by the Company Stockholders, if any of the following shall have occurred (each, an “Algatec Termination Event”):

(i) any representation or warranty made herein by STF for the benefit of the Company Stockholders, or any certificate, schedule or document furnished by STF to the Company Stockholders pursuant to this Agreement shall be untrue or incorrect in any material respect and the cause for such incorrectness is either not possible to be cured or has not been cured within 20 Business Days from the Parties becoming aware of such incorrectness; or

(ii) STF or any of their Affiliates shall have defaulted in any material respect in the performance of any material obligation under this Agreement on their part to be performed and such default is either not possible to be cured or has not been cured within 20 Business Days from the date STF shall have received notice of default from Algatec or the Company Stockholders; or

(iii) STF shall be subject to a Material Adverse Effect

(iv) in the event (and only in the event) that STF shall be required by the rules of any stock exchange, or otherwise, to call a meeting of STF stockholders (the “STF Stockholders Meeting”) to approve and ratify this Agreement and the transactions contemplated hereby, or elect to call such STF Stockholders Meeting, the Board of Directors of STF shall have (A) failed to make the STF Recommendation, (B) withdrawn the STF Recommendation, or (C) modified the STF Recommendation in a manner adverse to the Company Stockholders; or

(v) the Algatec Financing shall not be consummated by March 31, 2009.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS

Subject to the limitations, qualifications and disclosures set forth in this Agreement and its Exhibits and Schedules, and the disclosures set forth in the Share Purchase Agreement and its Exhibits and Schedules and the disclosures in the Due Diligence Information, each of AEP, the Trustee and each of the Management Stockholders severally (not jointly and severally) represents and warrants to STF that the following statements and representations are true and correct as of the Signing Date and on the Closing Date, unless such statement expressly indicates that it is or shall be limited in time or made as of only one or the other of the Signing Date or Closing Date, in which case, such statement and representation shall be true and correct only as to the date it was made.

For the purposes of this Agreement, “to the knowledge of the Management Stockholders” means the actual knowledge (positive Kenntnis) of any one or more of the Management Stockholders.

4A. By AEP. AEP represents and warrants to STF, the Trustee and the Management Stockholders only as to the following and makes no other representations or warranties hereunder.

a. AEP is the record owner of forty-nine (49%) percent of the Share Capital of the Company.

b. The General Partner of AEP has been expressly authorized and directed by each of the Limited Partners of AEP to sell and exchange forty-nine (49%) percent of the Share Capital of the Company to STF for twenty-four thousand five hundred (24,500) shares of the STF Series B-5 Preferred Stock, as contemplated hereby.

c. This Agreement has been duly executed and delivered by AEP. This Agreement constitutes a legal, valid and binding obligation of AEP enforceable in accordance with its terms.

4B. By the Trustee. The Trustee represents and warrants to STF, AEP and the Management Stockholders only as to the following and makes no other representations and warranties hereunder.

a. The Trustee is the legal owner of the Company Shares set out next to the Trustee’s name in Recital C.

b: The Trustee is holding the Company Shares held by him for the sole benefit of Ruscke and/or other Management Stockholders in accordance with trust agreements.

c. This Agreement has been duly executed and delivered by the Trustee. This Agreement constitutes a legal, valid and binding obligation of the Trustee enforceable in accordance with its terms.

4C. By the Management Stockholders.

4.1 Ownership of the Sold Shares.  Each Management Stockholder, upon consummation of the Second Closing (as defined under the Share Purchase Agreement) is the legal owner of all Company Shares set out next to such Management Shareholder’s name in Recital C. The Company Shares to be transferred by the Management Stockholders and the Trustee to STF on the Closing Date will be transferred to STF free and clear of any of any Lien.

4.2 Organization and Qualification. The Company is a corporation and Solar Invest is a limited liability company, validly existing under the laws of Germany, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. The Company and Solar Invest are each duly qualified as a foreign corporation/limited liability company to do business and in good standing in every jurisdiction in which their ownership or use of property or the nature of the business conducted by them makes such qualification necessary except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

4.3 Subsidiaries. The Company has no Subsidiaries except, as of the Second Closing Date (as defined under the Share Purchase Agreement), for Solar Invest. Solar Invest will be, as of the Second Closing Date (as defined under the Share Purchase Agreement), a wholly-owned subsidiary of Algatec. The shares held by Algatec in Solar Invest as of the Second Closing Date (as defined under the Share Purchase Agreement) will be owned free and clear of any Liens.

4.4 Authorization; Enforcement. The Management Stockholders, the Trustee and the Company have all requisite corporate (or other) power and authority, to enter into and perform and/or deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Algatec and the consummation of the transactions contemplated hereby have been duly authorized by the Algatec Management Board and by all of the Management Stockholders. This Agreement has been duly executed and delivered by each of the Trustee, Algatec and each of the Management Stockholders. This Agreement constitutes, a legal, valid and binding obligation of the Trustee, the Management Stockholders and Algatec enforceable against each of them in accordance with their terms.

4.5 Issuance of Company Shares. The Company Shares are duly authorized, validly issued, fully paid and non-assessable, and free from all Liens and are not subject to preemptive rights or other similar rights of shareholders of the Company and will not impose personal liability upon the holder thereof.

4.6 No Conflicts. The execution, delivery and performance of this Agreement by those of the Trustee, the Management Stockholders and Company and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a violation of any provision of the Company Articles of Association, or (ii), to the knowledge of the Management Stockholders, violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which the Company, Trend Capital KG or Solar Invest is a Party or is otherwise bound or is a beneficiary, or (iii) to the knowledge of the Management Stockholders, result in a violation of any law, rule, regulation, order, judgment or decree (including federal, state and foreign securities laws and regulations and regulations of any self-regulatory organizations to which Company, Trend Capital KG or Solar Invest or their its securities are subject) applicable to Company, Trend Capital KG or Solar Invest or by which any property or asset of any of Company, Trend Capital KG or Solar Invest is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). None of Company, Trend Capital KG or Solar Invest is in violation of its articles of association and, to the knowledge of the Management Stockholders, none of them is in default (and no event has occurred which with notice or lapse of time or both could put the any of them in default) under, and, to the knowledge of the Management Stockholders, none of Company, Trend Capital KG and Solar Invest have taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which any of them is a Party or by which any property or assets of any of them is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Management Stockholders, the businesses of Company, Trend Capital KG and Solar Invest are not being conducted in violation of any law, ordinance or regulation of any governmental entity material to the business of such entity, except where violation thereof would not reasonably be expected to have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under any applicable laws of the Federal Republic of Germany, none of the Trustee, the Management Stockholders, Company or Solar Invest is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market, in order for the execution, delivery or performance of any of its obligations under this Agreement in accordance with the terms hereof.

4.7 Accuracy of Recital Representations and Warranties. As of the Signing Date (subject to the transactions contemplated in the Share Purchase Agreement), the statements in the Recitals under paragraphs A and C through G are true and correct.

4.8 Financial Information. Prior to the Signing Date, STF has been furnished with (i) the balance sheets and statements of operations of (y) Trend Capital KG as at December 31, 2006, and December 31, 2007, and (z) Solar Invest as at December 31, 2006, and for the respective fiscal years then ended (the “Audited Financial Statements”) and (ii) (y) an interim balance sheet and statements of operations of Trend Capital KG (the headings of which erroneously refer to Algatec) as at June 30, 2008 and for the six month period then ended and (z) earnings statements (betriebswirtschaftliche Auswertungen) of Solar Invest and Trend Capital KG as at September 30, 2008, and for the nine month period then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) which are attached hereto as Exhibit 4.8 The Audited Financial Statements and, to the knowledge of the Management Stockholders, the Unaudited Financial Statements fairly represent in all material respects the financial position of the respective entity as at such dates and the results of its operations for the periods then ended. The Audited Financial Statements and, to the knowledge of the Management Stockholders, the Unaudited Financial Statements were prepared in all material respects, in accordance with German GAAP applied on a consistent basis with prior periods, except that the Unaudited Financial Statements may not include all notes normally included under such generally accepted accounting principles. To the knowledge of the Management Stockholders, the books of account and other financial records of the Company, Solar Invest and Trend Capital KG are complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

4.9 Absence of Certain Changes. Since September 30, 2008 and unless otherwise disclosed by the Management Stockholders to STF prior to the Closing Date, there has been no material adverse change and no material adverse development in the assets, liabilities, business, properties, operations, financial condition, results of operations or prospects of the Algatec Group, when taken as a consolidated whole, provided, however, that none of the following shall be deemed a material adverse change: (i) events or changes in general economic conditions and in particular the development of the financial and credit markets, (ii) events or changes generally affecting companies in the industries in which the Algatec Group operates, (iii) changes in legislation and the regulatory environment, and (iv) developments, changes or disruptions attributable (wholly or in part) to the announcement of this Agreement or the transactions contemplated hereby or to any action by AEP or STF.

4.10 Absence of Litigation. Except as set forth in Exhibit 4.10, unless otherwise disclosed by the Management Stockholders prior to the Second Closing Date there is no action, suit, claim, proceeding, inquiry or investigation before or by any Government Agency, self-regulatory organization or body pending or, to the knowledge of the Management Stockholders, threatened against or affecting any of the Company, Solar Invest or Trend Capital KG, or affecting their respective officers or directors in their capacity as such, that is reasonably to be expected to result in a Material Adverse Effect. None of the Management Stockholders has knowledge of any facts or circumstances which would reasonably be expected to give rise to any of the foregoing.

4.11 Patents, Copyrights, Trademarks. The Algatec Group, when taken as a consolidated whole, owns or possesses the requisite licenses or rights to use all material patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights (“Intellectual Property”) necessary to enable it to conduct its business as now operated in all material respects; there is, as of the Signing Date, no claim or action by any Person pertaining to, or proceeding pending, or to the knowledge of any of the Management Stockholders threatened, which challenges the right of the Algatec Group with respect to any Intellectual Property necessary to enable it to conduct its business as now operated (and, to the knowledge of the Management Stockholders, as presently contemplated to be operated in the future); to the knowledge of the Management Stockholders, neither the current and intended products, services and processes of the Algatec Group infringe on any Intellectual Property or other rights held by any Person; and none of the Company Stockholders has knowledge of any facts or circumstances which might give rise to any of the foregoing.

4.12 Tax Status. Each of the Company, Solar Invest and Trend Capital KG have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject when due and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, when due, except those being contested in good faith and has set aside on its Financial Statements provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction. None of the Algatec Group have executed a waiver with respect to the statute of limitations relating to the assessment or collection of any tax. None of the Corporation’s tax returns is presently being audited by any taxing authority.

4.13 Permits; Compliance. Each of the Company, Solar Invest and Trend Capital KG are in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Permits”), except where the absence of a Permit would not reasonably be expected to result in a Material Adverse Effect, and there is, as of the Signing Date, no action pending or, to the knowledge of the Management Stockholders, threatened regarding suspension or cancellation of any of the Permits, except where such suspension or cancellation would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company Stockholders, none of the Company, Solar Invest and Trend Capital KG is in material conflict with, or in material default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Since September 30, 2008, none of the Company, Solar Invest and Trend Capital KG have received any notification with respect to possible violations of applicable laws, except for notices relating to possible violations, which would not reasonably be expected to have a Material Adverse Effect.

4.14 Environmental Matters. To the knowledge of the Management Stockholders, there are, with respect to the Company, Solar Invest and Trend Capital KG, no past or present violations of Environmental Laws (as defined below), releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any liability under any Environmental Laws of Germany or of other countries in which the Company, Solar Invest and Trend Capital KG conduct business, and none of them has received any notice with respect to any of the foregoing, nor is, as of the Signing Date, any action pending or, to the knowledge of the Management Stockholders, threatened in connection with any of the foregoing. The term “Environmental Laws” means all laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. Other than those that are or were stored, used or disposed of in compliance with applicable law, to the knowledge of the Management Stockholders, no Hazardous Materials are contained on or about any real property currently owned, leased or used by any of the Algatec Group, and no Hazardous Materials were released on or about any real property previously owned, leased or used the Company, Solar Invest and Trend Capital KG during the period the property was owned, leased or used by such entity, except in the normal course of their businesses. There are no underground storage tanks on or under any real property owned, leased or used by the Company, Solar Invest and Trend Capital KG that are not in compliance with applicable law.

4.15 Title to Property. The Algatec Group, when taken as a consolidated whole, has good and marketable title to all real property or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of its business as presently conducted, and has good and marketable title to all personal property owned by it which is material to its business, in each case free and clear of all Liens and defects except such as would not have a Material Adverse Effect. Any real property and facilities held under lease by the Company, Solar Invest or Trend Capital KG are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

4.16 Insurance. The Company, Solar Invest or Trend Capital KG are insured by insurers of recognized financial responsibility against such losses and risks, including casualty and liability insurance, and in such amounts as the Company Stockholders believe to be prudent and customary in the Algatec Business. None of the Company Stockholders have any reason to believe that the Algatec Group will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue such businesses at a cost that would not have a Material Adverse Effect.

4.17 Material Contracts. The Company has furnished to STF or its representatives true and complete copies of all of the material contracts, agreements and purchase orders to which the Company, Solar Invest or Trend Capital KG is a party as of the Signing Date (except for such contracts which are verbal contracts), all of which are listed on Schedule 4.17 hereto (collectively, the “Algatec Material Contracts”). Unless otherwise disclosed by the Management Stockholders prior to the Closing Date, all such Algatec Material Contracts, including without limitation, the Q-Cells Agreement and the Komax Purchase Order, are in full force and effect and no event has occurred, which with the passage of time, the giving of notice or both, would constitute a default or event of default by the Company, Solar Invest or Trend Capital KG thereunder, or to the knowledge of the Management Stockholders, the other parties thereto. None of the Management Stockholders has been advised (orally or in writing) or has any reason to believe that Q-Cells Solar AG will not renew the Q-Cells Agreement for the calendar year ending December 31, 2010.

4.18 Product Warranties. Except as would not reasonably be expected to result in a Material Adverse Effect, since September 30, 2008 no claims have been alleged or to the knowledge of the Management Stockholder threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Company. Except as would not reasonably be expected to result in a Material Adverse Effect, since September 30, 2008 no claims have been alleged and to the knowledge of the Management Stockholders there is no basis for any claim against the Company for injury to persons, animals or property as a result of the sale, distribution or manufacture of any product or performance of any service by the Company, including, but not limited to, claims arising out of the defective or unsafe nature of its products or services.

4.19 Transactions With Affiliates. Except as set forth on Schedule 4.19 and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees, and participation in scheduled pension or related benefit plans or programs by employees, the Algatec Group is not engaged in any significant transaction with any of the Management Stockholders of their Affiliates. Except as set forth on Schedule 4.19, neither the Management Stockholders, nor any of their Affiliates is indebted to the Algatec Group for money borrowed or other loans or advances, and the Algatec Group is not indebted to any such Affiliate.

4.20 Budgets and Forecasts. Although the Management Stockholders (while not making any representation or warranty in this respect) believe that the budgets and forecasts submitted to STF with respect to potential revenues and earnings for fiscal 2008, 2009 and 2010 are reasonable and achievable (subject to consummation of the Algatec Financing by the end of 2008), STF recognizes that budgets and forecasts are subject to changes or adverse events affecting the Algatec Business, some of which may be beyond the control of Algatec and the Management Stockholders. Accordingly, subject only to the representations warranties, covenants and indemnities of the Management Stockholders expressly contained in this Agreement, STF confirms that in deciding on the acquisition of the Company Shares in exchange for the Exchange Shares it has not relied on nor will it make any claim against the Management Stockholders the Trustee, Algatec, Solar Invest or Trend Capital KG or any other person in respect of (i) any budget, forecast, estimate or other projection of any nature (in particular of projections of future revenues, future results of operations, future cash flows, future financial condition or the future business operations (or any underlying components thereof), or (ii) any other information with respect to the Algatec Business (in particular the Due Diligence Information) made available to the Partnership or its advisers prior to the Signing Date.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF STF

For the purposes of this Agreement, “to the knowledge of STF” means the actual knowledge (positive Kenntnis), of any one or more of the Chief Executive Officer, Chairman and Chief Financial Officer of STF. STF hereby represents and warrants to the Company and the Company Stockholders that:

5.1 Corporate Existence and Qualification. STF is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. STF has the corporate power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted; and STF is qualified to do business as a foreign corporation and in good standing in each jurisdiction in which it is required by law to be so qualified or in good standing.

5.2 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by STF, and each of STF have all requisite power and legal capacity to execute and deliver this Agreement and all Exhibits executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Exhibits, and to perform their obligations hereunder and under the Exhibits. This Agreement and each Exhibit to which STF is a Party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of STF, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

5.3 No Conflicts. The execution, delivery and performance of this Agreement by STF and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or result in a violation of any provision of the organizational documents of STF, or (ii), to the knowledge of the STF, violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which STF or its Subsidiaries is a Party or is otherwise bound or is a beneficiary, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal, state and foreign securities laws and regulations and regulations of any self-regulatory organizations to which the STF or its Subsidiaries or their securities are subject) applicable to STF or its Subsidiaries or by which any property or asset of any of STF or its Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). None of STF or its Subsidiaries is in violation of its articles of association and, to the knowledge of STF, none of them is in default (and no event has occurred which with notice or lapse of time or both could put the any of them in default) under, and, to the knowledge of STF, none of STF and its Subsidiaries have taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which any of them is a party or by which any property or assets of any of them is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of STF, the business of STF and its Subsidiaries is not being conducted in violation of any law, ordinance or regulation of any governmental entity material to the business of such entity, except where violation thereof would not reasonably be expected to have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under any applicable laws (and disclosed on Schedule 5.3 hereto), STF is not required to obtain any consent, authorization or order of, or make any filing or registration with, any Governmental Agency, self regulatory organization or stock market, in order for the execution, delivery or performance of any of its obligations under this Agreement in accordance with the terms hereof or thereof.

5.4 The STF Shares and Corporate Records.

(a) The authorized, issued and outstanding shares of capital stock of STF are set forth in paragraph H of the Recitals hereto. The STF Shares are free and clear of all Liens. Except as set forth in paragraph H of the Recitals hereto, there are no shares of capital stock or other equity securities of STF authorized, issued or outstanding. No shares of common stock or other capital shares or equity securities are held in STF’s treasury.

(b) All of the outstanding STF Shares are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any: (i) preemptive or other rights of any Person to acquire securities of STF, or (ii) applicable United States securities laws. Except as set forth in the STF Public Filings, there are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any of the STF Shares or other shares of capital stock or other securities of STF. The Exchange Shares and the STF Conversion Shares to be issued pursuant to this Agreement and the Certificate of Designations will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights created by statute, STF’s organizational documents or any agreement to which STF is a party or by which it is bound and will be free and clear of all Liens other than those arising from acts of the Company Stockholders.

(c) The copies of the Certificate of Incorporation and Bylaws of STF provided to the Company Stockholders are true, accurate, and complete and reflect all amendments made through the Signing Date. STF’s stock and minute books made available to the Company Stockholders for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all shareholder and corporate actions of the shareholders and directors (and any committees thereof) of STF taken by written consent or at a meeting since inception. All corporate actions taken by STF have been duly authorized or ratified. All accounts, books, ledgers and official and other records of STF fairly and accurately reflect all of STF’s transactions, Properties, assets and liabilities.

(d) STF does not own, directly or indirectly, any outstanding voting securities of or other interests in any other Person.

(e) Other than (i) the outstanding Common Stock and the STF Series B Preferred Stock, as set forth in paragraph H of the Recitals hereto, (ii) outstanding warrants to purchase up to 12,000,000 shares of Common Stock at exercise prices ranging from $2.20 to $3.30 per share, (iii) such other securities issued and outstanding as disclosed on STF’s Form 10-Q Quarterly Report for the fiscal quarter ended June 30, 2008 (a true and complete copy of which has been furnished to the Management Stockholders), and (iv) as set forth on Schedule 5.4 hereto, (A) there are no securities outstanding which give the holder or any other Person a right to convert such security into, or otherwise receive STF Common Stock Shares; and (B) STF is not a party to any Contract under which any Person has a right to receive STF Common Stock.

5.5 No Defaults. Except as otherwise set forth in the STF Public Filings or on Schedule 5.5 hereto, STF nor any of its Subsidiaries are in violation of any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which STFand/or any of its Subsidiaries is a Party, or by which the properties or assets of STF or any of its Subsidiaries are bound or affected, or in conflict with, or breach of or default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach would not reasonably be expected to delay or otherwise significantly impair the ability of the Parties to consummate the transactions contemplated hereby.

5.6 No Defaults or Consents. Except as otherwise set forth in the STF Public Filings or on Schedule 5.6 attached hereto, neither the execution and delivery of this Agreement or the Exhibits by STF nor the carrying out of any of the transactions contemplated hereby or thereby by STF will, to the knowledge of STF:

(i) violate or conflict with any of the terms, conditions or provisions of the organizational documents of STF;

(ii) violate any Legal Requirements applicable to STF;

(iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other Party the right to terminate, any Contract or Permit binding upon or applicable to STF;

(iv) result in the creation of any Lien on any Properties of STF; or

(v) require either of STF to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third Party or any Governmental Authority.

5.7 No Proceedings. Except as set forth in STF’s Public Filings, no suit, action or other proceeding is pending or, to the knowledge of STF, threatened by or before any Governmental Authority (i) that would be material to the business of STF, or (ii) seeking to restrain STF or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against STF or its Properties as a result of the consummation of this Agreement.

5.8 Financial Statements; Liabilities; Accounts Receivable; Inventories.

(a) Prior to the Signing Date, pursuant to the STF Public Filings, the Company Stockholders have been furnished with the balance sheets and statements of operations of STF as at December 31, 2006 and December 31, 2007 and for the respective fiscal year then ended (the “STF Audited Financial Statements”) and balance sheets and statements of operations of STF as at June 30, 2008, and for the six month period then ended (the “STF Unaudited Financial Statements” and together with the STF Audited Financial Statements,” the “STF Financial Statements”); all of which are set forth in the STF Public Filings. The STF Financial Statements fairly represent in all material respects the financial position of the respective entity as at such dates and the results of its operations for the periods then ended. The STF Financial Statements were prepared in all material respects, in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), each presented, or will present, fairly the consolidated financial position, results of operations and cash flows of STF and the consolidated subsidiaries of STF as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not material in amount or kind) and each complied, or will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Except to the extent set forth in the STF Public Filings, no report of auditors in such STF Public Filings has been withdrawn or modified.

(b) Since January 1, 2005, STF has duly and timely filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) all STF Public Filings. Except as disclosed therein, each of the STF Public Filings, at the time of its filing or furnishing and, to the extent applicable, its effective date or, in the case of a proxy or information statement, its mailing date, complied in all material respects, and each STF Public Filing to be filed or furnished after the date hereof, shall comply in all material respects with the requirements of the 33 Act, the 34 Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and did not, at the time filed or furnished, and, to the extent applicable, its effective date or, in the case of a proxy or information statement, its mailing date, and will not, if filed or furnished subsequent to the date hereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in the comment letters received from the staff of the SEC with respect to the STF Public Filings. None of STF’s subsidiaries is required to file periodic reports with the SEC pursuant to the 34 Act.

(c) STF and its subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. STF (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the 34 Act) to ensure that material information relating to STF, including its consolidated subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of STF by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to STF’s outside auditors and the audit committee of STF’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the 34 Act) that would be reasonably likely to materially and adversely affect STF’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in STF’s internal controls over financial reporting. A true, correct and complete summary of any such disclosures made by management to STF’s auditors and audit committee have been made available to the Company Stockholders.

(d) Except for (i) trade payables and accrued expenses incurred in the ordinary course of business, none of which are material, (ii) executory contract obligations under Contracts listed on Schedule 5.12, and (iii) the liabilities set forth in the STF Public Filings or on Schedule 5.8, STF does not have any liabilities or obligations (whether accrued, absolute, contingent, known or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

(e) Except as otherwise set forth in the STF Public Filings or on Schedule 5.8, the accounts receivable reflected on the September 30, 2008 balance sheet included in the STF Financial Statements referenced in Section 5.8(b) and all of STF’s accounts receivable arising since June 30, 2008 (the “Balance Sheet Date”) arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle STF to collect the accounts receivable in full. Except as set forth in the STF Public Filings or on Schedule 5.8, no such account has been assigned or pledged to any other Person, and no defense or set-off to any such account has been asserted by the account obligor or exists.

(f) Except as otherwise set forth in the STF Public Filings or on Schedule 5.8, the Inventory of STF as of the Signing Date consists and as of the Closing Date consists of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of STF are and shall be usable and saleable in the ordinary and usual course of business for the purposes for which intended. Except as otherwise set forth in the STF Public Filings or on Schedule 5.8, STF’s Inventory is valued on STF’s books of account in accordance with GAAP (on an average cost basis) at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP.

(g) Except as provided under the provisions of the agreements described in the STF Public Filings or on Schedule 5.8, STF has and will have as of the Closing Date legal and beneficial ownership of its Properties, free and clear of any and all Liens and such Properties are sufficient for STF to conduct its business.

5.9 Absence of Certain Changes.

(a) Except as otherwise set forth in the STF Public Filings or on Schedule 5.9(a) attached hereto, since the Balance Sheet Date, to the knowledge of STF, there has not been:

(i) any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of STF;

(ii) any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of STF; or

(iii) any material adverse change in STF’s sales patterns, pricing policies, accounts receivable or accounts payable.

(b) Except as otherwise set forth in Schedule 5.9(b) attached hereto, since the Balance Sheet Date, STF has not done any of the following:

(i) merged into or with or consolidated with, any other Person or acquired the business or assets of any Person;

(ii) purchased any securities of any Person;

(iii) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(iv) made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of STF or STF’s business operations;

(v) entered into, amended or terminated any material agreement;

(vi) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in the STF Public Filings or on Schedule 5.9(b)(vi);

(vii) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii) incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $5,000 (other than those arising in the ordinary course of business or those required pursuant to any agreement specified in the STF Public Filings or on Schedule 5.9(b)(viii);

(ix) maintained its books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;

(x) adopted any Benefit Program, or granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

(xi) suffered any extraordinary losses or waived any rights of material value;

(xii) made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to STF;

(xiii) (A) liquidated Inventory or accepted product returns other than in the ordinary course, (B) accelerated receivables, (C) delayed payables, or (D) changed in any material respect STF’s practices in connection with the payment of payables and/or the collection of receivables;

(xiv) engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xv) declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xvi) amended its charter or bylaws;

(xvii) issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

(xviii) committed to do any of the foregoing.

5.10 Insurance. The insurance policies taken out by STF are sufficient for compliance by STF with all applicable Legal Requirements and all material Contracts. None of the insurance carriers has indicated to STF an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers’ compensation premiums), or that any insurance required to be listed on Schedule 5.10 will not be available in the future on substantially the same terms as currently in effect. STF has no claim pending or anticipated against any of its insurance carriers under any of such policies and, to the knowledge of STF, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim. During the prior three years, all notices required to have been given by STF to any insurance STF have been timely and duly given, and no insurance STF has asserted that any claim is not covered by the applicable policy relating to such claim.

5.11 Compliance with Laws. Except as otherwise set forth in the STF Public Filings or on Schedule 5.11, to the knowledge of STF, it is and has been in compliance in all respects with any and all Legal Requirements applicable to STF, other than failures to so comply that would not have a Material Adverse Effect. Except as otherwise set forth in the STF Public Filings or on Schedule 5.11, STF (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have a Material Adverse Effect, and (y) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to STF, which default would have a Material Adverse Effect. Without limiting the generality of the foregoing, STF has not received notice of and there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that STF is not or has not been in compliance with Legal Requirements relating to (a) the development, testing, manufacture, packaging, distribution and marketing of products, (b) employment, safety and health, (c) environmental protection, building, zoning and land use and/or (d) the Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder.

5.12 Litigation. Except as otherwise set forth in the STF Public Filings, there are no claims, actions, suits, investigations or proceedings against STF pending or, to the knowledge of STF, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the business, operations, prospects, Properties or financial condition of STF and/or AEP and there is no basis for any such claim, action, suit, investigation or proceeding. Schedule 5.12 or such STF Public Filings also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated during the past three financial years and up to the date of Closing.

5.13 Real Property.

(a) The STF Public Filings sets forth a list of all real property or any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein) currently owned, or ever owned, by STF, in each case setting forth the street address and legal description of each property covered thereby (the “Owned Premises”).

(b) The STF Public Filings sets forth a list of all leases, licenses or similar agreements relating to STF’s use or occupancy of real estate owned by a third Party (“Leases”). The Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no STF is not, and to its knowledge the other Party is not in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases.

(c) With respect to each Owned Premises and Leased Premises, as applicable: (i) STF has good, marketable and insurable free simple interest in the Owned Premises and a valid leasehold interest in the Leased Premises, free and clear of any Liens, encumbrances, covenants and easements or title defects that have had or could have an adverse effect on STF’s use and occupancy of the Owned Premises and the Leased Premises; (ii) the portions of the buildings located on the Owned Premises and the Leased Premises that are used in the business of STF are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy STF’s current and reasonably anticipated normal business activities as conducted thereon and, to the knowledge of STF, there is no latent material defect in the improvements on any Owned Premises, structural elements thereof, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing each Owned Premises and the roofs which have not been disclosed to STF in writing prior to the date of this Agreement; (iii) each of the Owned Premises and the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are necessary and sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) STF has not received notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Owned Premises or the Leased Premises or any access thereto, and, to the knowledge of STF, no such proceedings are contemplated, (b) any special assessment or pending improvement liens to be made by any governmental authority which may affect any of the Owned Premises or the Leased Premises, or (c) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Owned Premises or the Leased Premises.

5.14 Material Contracts.

(a) Except as otherwise set forth in the STF Public Filings or on Schedule 5.14, STF is not a party to or bound by any of the following, whether written or oral (each a “Material Contract”):

(i) any Contract that cannot by its terms be terminated by STF with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii) any Contract or commitment for capital expenditures by STF in excess of $100,000 per calendar quarter in the aggregate;

(iii) lease or license with respect to any Properties, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) Contract or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v) partnership or joint venture agreement;

(vi) Contract with any Affiliate of STF (including AEP);

(vii) Contract for the sale of any assets that in the aggregate have a net book value on STF’s books of greater than $100,000;

(viii) Contracts that purports to limit STF’s or its Affiliates’ freedom to compete freely in any line of business or in any geographic area;

(ix) preferential purchase right, right of first refusal, or similar agreement; or

(x) other Contract that is material to the business of STF.

(b) All of the Material Contracts listed or required to be listed in the STF Public Filings or on Schedule 5.13 are valid, binding and in full force and effect and are enforceable against the parties thereto, and STF has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect, except as disclosed in the STF Public Filings or on Schedule 5.14. Neither STF nor, to the knowledge of STF, any other party is in breach of any of the terms or covenants of any Material Contract listed or required to be listed in the STF Public Filings or on Schedule 5.14. Following the Closing, STF will continue to be entitled to all of the benefits currently held by STF under each Material Contract listed or required to be listed in the STF Public Filings or on Schedule 5.14.

(c) Except as otherwise set forth in the STF Public Filings or on Schedule 5.14(c), STF is not a party to or bound by any Material Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining.

(d) STF has made available to each of the Company Stockholders copies of all Material Contracts.

5.15 Intangible Rights. The STF Public Filings or Schedule 5.15 contains a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed or controlled by STF and all goodwill associated therewith. STF owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names, software, formulae, methods, processes and other intangible rights that are necessary or customarily Used by STF for the ownership, management or operation of its Properties (“Intangible Rights”) including, but not limited to, the Intangible Rights listed in the STF Public Filings or on Schedule 5.15. Except as set forth in the STF Public Filings or on Schedule 5.15(i), to the knowledge of STF, (i) it is the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intangible Rights of others; (ii) no royalties, honorariums or fees are payable by STF to any person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made against STF asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights and no grounds for any such claims exist; (iv) STF has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and, to the knowledge of STF, no grounds for any such claims exist; (v) STF has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of STF’s businesses is infringing or has infringed upon any intellectual property rights of others; (vi) the Intangible Rights are sufficient and include all intellectual property rights necessary for STF to lawfully conduct its business as presently being conducted; (vii) no interest in any of STF’s Intangible Rights has been assigned, transferred, licensed or sublicensed by STF to any Person other than the Company; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed in the STF Public Filings or on Schedule 5.15 and were duly made and remain in full force and effect; (ix) to the knowledge of STF, there has not been any act or failure to act by STF or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights; (x) to the extent any of the Intangible Rights constitutes proprietary or confidential information, STF has adequately safeguarded such information from disclosure; and (xi) all of STF’s current Intangible Rights will remain in full force and effect following the Closing without alteration or impairment.

5.16 Equipment and Other Tangible Property. Except as otherwise set forth in the STF Public Filings or on Schedule 5.16, STF’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in the Properties (the “Tangible STF Properties”), other than Inventory, is suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible STF Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with STF’s prior practices and normal industry standards. To the knowledge of STF, the Tangible STF Properties are free of any structural or engineering defects, and during the past five years there has not been any significant interruption of STF’s business due to inadequate maintenance or obsolescence of the Tangible STF Properties.

5.17 Permits; Environmental Matters. To the knowledge of STF:

(a) Except as otherwise set forth in the STF Public Filings or on Schedule 5.17(a), STF has all Permits necessary for STF to own, operate, use and/or maintain its Properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in the STF Public Filings or on Schedule 5.17(a) , all such Permits are in effect, no proceeding is pending or, to the knowledge of STF, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of STF to own, operate, use or maintain any of its Properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in the STF Public Filings or on Schedule 5.17(a), (i) no violations have occurred that remain uncured, un-waived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

(b) Except as set forth in the STF Public Filings or on Schedule 5.17(b), there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) asserted or threatened against STF or relating to any real property currently or formerly owned, leased or otherwise Used by STF. Neither STF nor, to the knowledge of STF, any prior owner, lessee or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could form the basis for an Environmental Claim against STF or the Company. Except as set forth in the STF Public Filings or on Schedule 5.17(b), STF has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

(c) Except as set forth in the STF Public Filings or on Schedule 5.17(c), no Hazardous Materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on real property currently or formerly owned, leased or used by STF or, to the knowledge of STF, on adjacent parcels of real property, and no part of such real property or, to the knowledge of STF, any part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials.

(d) Except as set forth on Schedule 5.17(d), STF has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

5.18 Product Warranties. Except as would not reasonably be expected to result in a Material Adverse Effect, since September 30, 2008 no claims have been alleged or to the knowledge of STF threatened under or pursuant to any warranty, whether express or implied, on products or services sold by STF. Except as would not reasonably be expected to result in a Material Adverse Effect, since September 30, 2008 no claims have been alleged and to the knowledge of STF there is no basis for any claim against STF for injury to persons, animals or property as a result of the sale, distribution or manufacture of any product or performance of any service by STF, including, but not limited to, claims arising out of the defective or unsafe nature of its products or services.

5.19 Absence of Certain Business Practices. Neither STF, AEP nor any other Affiliate or agent of STF, or any other Person acting on behalf of or associated with STF, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of STF (or assist STF in connection with any actual or proposed transaction), in each case which (i) violates Legal Requirements or may expose STF to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of STF, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of STF.

5.20 No Vote Required. No vote of the holders of any class or series of the capital stock of STF is currently necessary to approve the issuance of the Exchange Shares or the STF Conversion Shares pursuant to this Agreement and the Certificate of Designations; provided, that in the event that the shares of STF Common Stock are approved for listing on the American Stock Exchange Inc. or the NASDAQ Stock Exchange prior to the Closing Date, STF shall be required to obtain the approval of the transactions contemplated by this Agreement from the holders of a majority of its outstanding Common Stock at the STF Stockholders Meeting.

5.21 Board Approval. The Board of Directors of STF (i) has determined that the issuance of the Exchange Shares, the filing of the Certificate of Designations and the adoption of the Amended Charter are fair and advisable to, and in the best interests of, STF and its stockholders, (ii) has approved this Agreement, the Exhibits and the transactions contemplated hereby and thereby (including the issuance of the Exchange Shares, the filing of the Certificate of Designations and the adoption of the Amended Charter), (iii) irrevocably taken all necessary steps to render Section 203 of the Delaware General Corporation Law inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby, and (iv) irrevocably resolved to elect, to the extent permitted by law, for STF not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby. No Takeover Law is applicable to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

5.22 Other Information. The information furnished by STF to the Company and the Company Stockholders pursuant to this Agreement (including, without limitation, information contained in the STF Public Filings and the Exhibits, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by STF at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

Notwithstanding anything to the contrary contained in this Article V, STF shall be deemed to have made adequate disclosure to the Company and the Company Stockholders with respect to any item required to be listed on a Schedule set forth in this Article V, if such information is contained in STF Public Filings publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (other than disclosures in any exhibits or schedules thereto or in any documents incorporated by reference therein and other than any forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are primarily predictive or forward-looking in nature) which have been furnished to the Company Stockholders and their legal representatives.

ARTICLE VI. COVENANTS AND AGREEMENTS OF THE PARTIES

A.)	With regard to the Company and the Company Stockholders

The Company and the Company Stockholders hereto do hereby covenant and agree, as follows:

6.1 STF’s Access to Information and Properties. The Company shall, and the Company Stockholders, prior to Closing, shall use their best efforts to ensure that the Company will, permit STF and its authorized employees, agents, accountants, legal counsel and other representatives, to the extent legally permissible, to have access to the books, records, employees, counsel, accountants, engineers and other representatives of the Company at all times reasonably requested by STF for the purpose of conducting an investigation of the Company’s financial condition, corporate status, operations, prospects, business and Properties. To the extent legally permissible, the Company shall make available to STF for examination all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Company and/or the Company Stockholders, including, without limitation, all files, records, data and information relating to the Properties (whether stored in paper, magnetic or other storage media) and all Contracts, assignments, certificates, orders, and amendments thereto. Also, the Company shall allow STF access to, and the right to inspect, the Properties, except to the extent that such Properties are operated by a third-Party operator, in which case the Company shall use its reasonable best efforts to cause the operator of such Properties to allow STF access to, and the right to inspect, such Properties.

6.2 Company’s Conduct of Business and Operations. The Company shall, and the Company Stockholders, prior to Closing, shall use their best efforts to ensure that the Company will, keep STF advised as to all material operations and proposed material operations relating to the Company and its Subsidiaries. The Company and each of its Subsidiaries shall, and the Company Stockholders, prior to Closing, shall use their reasonable best efforts to ensure that the Company and each of its Subsidiaries will, (a) conduct its business in the ordinary course, (b) keep available the services of present employees, (c) maintain and operate its Properties in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all material Contracts and other contracts with its customers in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) maintain in force until the Closing Date insurance policies equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements, including timely filing with the commercial register of appointments of management. Except as otherwise contemplated in this Agreement, the Company and the Company Stockholders will use their reasonable best efforts to preserve the present relationships of the Company with Persons having significant business relations therewith.

6.3 General Restrictions. Except as otherwise expressly permitted in this Agreement, as required by Legal Requirements or as set forth in Schedule 6.3, between the date of this Agreement and the Closing Date, without the prior written consent of STF, neither the Company nor any of its Subsidiaries shall do any of the following, and the Company Stockholders shall not permit the Company or any of its Subsidiaries to do any of the following:

(i) declare, set aside or pay any dividends, or make any distributions or other payments in respect of its equity securities, or repurchase, redeem or otherwise acquire any such securities;

(ii) merge into or with or consolidate with, any other Person or acquire the business or assets of any Person;

(iii) purchase any securities of any Person;

(iv) amend its charter or bylaws (unless otherwise required by this Agreement or the Share Purchase Agreement);

(v) issue any capital stock or other securities, or grant, or enter into any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its securities;

(vi) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business, unless reasonably required to consummate the transactions contemplated by the Share Purchase Agreement, the Komax Purchase Order, the Equipment Additions or the Plant Addition;

(vii) make any change in any existing election, or make any new election, with respect to any tax law in any jurisdiction which election could have a material effect on the tax treatment of the Company or the Company’s business operations;

(viii) enter into, amend or terminate any material agreement except in the ordinary course of business consistent with past business practices;

(ix) sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any Material Contract specified in Schedule 4.17;

(x) settle any material claim or litigation, or file any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(xi) other than in the ordinary course of business consistent with past practices, incur or approve, or enter into any agreement or commitment to make, any expenditures in excess of $50,000 (other than those required pursuant to any Material Contract specified in Schedule 4.17);

(xii) maintain its books of account other than in the usual, regular and ordinary manner in accordance with German GAAP and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

(xiii) make any change, whether written or oral, to any agreement or understanding with any of the suppliers or customers listed or required to be listed on Schedule 4.17 except in the ordinary course of business consistent with past business practices;

(xiv) accelerate or delay collection of any material notes or accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;

(xv) delay or accelerate payment of any material accrued expense, trade payable or other material liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

(xvi) allow its levels of inventory to vary in any material respect from the levels customarily maintained;

(xvii) adopt any Plan or Benefit Program or Agreement or increase the compensation payable to any employee (including, without limitation, any increase pursuant to any bonus, profit-sharing or other incentive plan or commitment), other than increases to non-officer employees in the ordinary course of business and consistent with past practice;

(xviii) commit to do any of the foregoing.

6.4 Notice Regarding Changes. The Company Stockholders shall promptly inform STF in writing of any change in facts and circumstances that would reasonably be expected to render any of the representations and warranties made herein by the Company Stockholders inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

6.5 Maintenance of Insurance Policies. The Company shall take all reasonable actions necessary or appropriate to cause any and all insurance coverage currently carried by or for the benefit of the Company to remain in full force and effect.

6.6 Employee Matters.

(a) The Company shall permit STF in coordination with the Company to contact and make arrangements with the Company’s employees for the purpose of assuring their continued employment by the Company after the Closing and for the purpose of ensuring the continuity of the Company’s business, and the Company agrees not to discourage any such employees from consulting with STF.

The Company shall use its reasonable best efforts to keep available the services of its present employees through the Closing Date.

6.7 No Shop. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, the Company Stockholders shall not cause the Company’s officers, directors, employees and other agents to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of the Company, other than in connection with the transactions contemplated by this Agreement. The Company shall immediately advise STF of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.

6.8  Employment Agreements. On the Closing Date (a) the Company shall maintain in full force and effect (a) a five (5) year employment agreement with R. Ruscke, substantially in the form of Exhibit 6.8A annexed hereto and made a part hereof, (b) a five (5) year employment agreement with U. Jank, substantially in the form of Exhibit 6.8B annexed hereto and made a part hereof, (c) a five (5) year employment agreement with S. Malik, substantially in the form of Exhibit 6.8C annexed hereto and made a part hereof, and (d) a five (5) year employment agreement with A. Freud, substantially in the form of Exhibit 6.8D annexed hereto and made a part hereof (collectively the “Employment Agreements”).

6.9  Audited Financial Statements. On or before February 28, 2009, the Company shall deliver to STF the Audited Financial Statements of the Company, Solar Invest and Trend Capital KG for the three fiscal years ending December 31, 2008.

B.)	With regard to STF.

STF does hereby covenant and agree, as follows:

6.10 Company Stockholders' Access to Information and Properties. STF shall permit the Company, the Company Stockholders and their authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of STF at all times reasonably requested by the Company Stockholders for the purpose of conducting an investigation of STF's financial condition, corporate status, operations, prospects, business and Properties. STF shall make available to the Company Stockholders for examination all documents and data of every kind and character relating to STF in possession or control of, or subject to reasonable access by, STF, including, without limitation, all files, records, data and information relating to the Properties (whether stored in paper, magnetic or other storage media) and all Contracts, assignments, certificates, orders, and amendments thereto. Also, STF shall allow the Company and the Company Stockholders access to, and the right to inspect, the Properties, except to the extent that such Properties are operated by a third-Party operator, in which case STF shall use its reasonable best efforts to cause the operator of such Properties to allow the Company Stockholders access to, and the right to inspect, such Properties.

6.11 STF’s Conduct of Business and Operations. STF shall keep the Company and the Company Stockholders advised as to all material operations and proposed material operations relating to STF and its Subsidiaries. STF and each of its Subsidiaries shall (a) conduct its business in the ordinary course, (b) keep available the services of present employees, (c) maintain and operate its Properties in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all material Contracts and other contracts with its customers in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) maintain in force until the Closing Date insurance policies equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements. Except as otherwise contemplated in this Agreement, STF will use their reasonable best efforts to preserve the present relationships of STF with Persons having significant business relations therewith.

6.12 General Restrictions. Except as otherwise expressly permitted in this Agreement, between the date of this Agreement and the Closing Date, without the prior written consent of the Management Stockholders, which consent shall not be unreasonably withheld, STF shall not do any of the following, and STF shall not permit its subsidiaries to do any of the following:

(i) declare, set aside or pay any dividends, or make any distributions or other payments in respect of its equity securities, or repurchase, redeem or otherwise acquire any such securities;

(ii) merge into or with or consolidate with, any other Person or acquire the business or assets of any Person;

(iii) purchase any securities of any Person;

(iv) amend its charter or bylaws or similar organizational documents;

(v) issue or amend the terms of any capital stock or other securities, or grant, enter into or amend any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its securities;

(vi) list any of its equity securities on a stock exchange;

(vii) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(viii) enter into, amend or terminate any material agreement;

(ix) sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 5.13;

(x) settle any material claim or litigation, or file any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(xi) other than in the ordinary course of business consistent with past practices, incur or approve, or enter into any agreement or commitment to make, any expenditures in excess of $100,000 (other than those required pursuant to any agreement specified in Schedule 5.13;

(xii) maintain its books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

(xiii) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;

(xiv) delay or accelerate payment of any accrued expense, trade payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

(xv) allow its levels of inventory to vary in any material respect from the levels customarily maintained;

(xvi) adopt any plan or benefit program or Agreement or increase the compensation payable to any employee (including, without limitation, any increase pursuant to any bonus, profit-sharing or other incentive plan or commitment);

(xvii) become a party to or bound by any of the arrangements described in Section 5.13(a), whether written or oral; or

(xviii) commit to do any of the foregoing.

6.13 Notice Regarding Changes. STF shall promptly inform the Company Stockholders in writing of any change in facts and circumstances that would reasonably be expected to render any of the representations and warranties made herein by STF and/or AEP inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

6.14 Maintenance of Insurance Policies; Increase of D&O Insurance Coverage. STF shall take all reasonable actions necessary or appropriate to cause any and all insurance coverage currently carried by or for the benefit of STF to remain in full force and effect. In addition, on a date that shall be not later than 90 days following the Closing Date, STF shall increase the coverage under its existing directors and officers’ liability insurance policy to US $5,000,000.

6.15 No Shop. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, STF shall not, and STF shall not cause its officers, directors, employees and other agents to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of STF, other than in connection with the transactions contemplated by this Agreement. STF shall immediately advise the Company Stockholders of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.

6.16 Fairness Opinion. On or before the Closing Date, STF shall furnish to the Company Stockholders, a fairness opinion from a reputable United States investment banking firm, addressed to the board of directors of STF and dated prior to the Closing Date, to the effect that the transactions contemplated by this Agreement are fair to the stockholders of STF from a financial point of view (the “Fairness Opinion”).

6.17 SEC Filing. Within four Business Days of the Signing Date, STF shall prepare and file with the Securities and Exchange Commission (the “SEC”), under the 34 Act, a Form 8-K Interim Report (such interim report together with any amendments or supplements thereto, the “Form 8-K”) relating to the Company, this Agreement and the transactions contemplated hereby. STF will cause the Form 8-K to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder.

6.18 Expansion of STF Board of Directors and Appointment of Company Management to the Board. On or before the Closing Date, the Board of Directors of STF shall be expanded to seven persons, of which (a) three (3) members of STF’s Board of Directors shall be represented by the Company’s senior management, R. Ruscke, S. Malik and U. Janks (the “Shareholder Directors”); (b) two (2) members of STF’s Board of Directors shall be Robert M. Rubin and another person designated by him; and (c) two (2) members of STF’s Board of Directors shall be independent directors (within the meaning of the Sarbanes Oxley Act of 2002), mutually acceptable to the Parties.

6.19 Equal Treatment of Company Stockholders. Unless this Agreement provides for a differentiation, all Company Stockholders shall be treated equally with respect to their pro-rata entitlement to the Exchange Shares and any other consideration provided herein.

6.20 Takeover Laws. STF shall, upon the request of the Company Stockholders, take all reasonable steps to exclude the applicability of, or to assist in any challenge to the validity or applicability to the transactions contemplated by this Agreement of, any Takeover Laws.

6.21 Stockholders’ Approval; Stockholder Communications Document. Notwithstanding anything to the contrary, express or implied, contained in this Agreement, the provisions of this Section 6.21 shall apply, if and only if, STF shall be required, pursuant to the rules of any stock exchange on which its Common Stock is then trading, is advised by legal counsel that shareholder approval is legally required, to obtain, prior to the Closing Date, approval of this Agreement and the transactions contemplated hereby from the holders of a majority of the issued and outstanding shares of STF Common Stock (the “STF Stockholder Approval”). In the event that STF shall be required or shall elect to seek STF Stockholder Approval, then and in either such event:

(a) STF, acting through the Board of Directors of STF, shall: (i) duly call and give notice of a special meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of voting on and obtaining the STF Stockholder Approval; (ii) convene and hold the STF Stockholders’ Meeting as promptly as practicable following the date either a Stockholder Communications Document under rule 14A of the U.S. Securities Exchange Act of 1934, as amended, or an Information Statement under Rule 14C of the U.S. Securities Exchange Act of 1934, as amended (each and any amendments or supplements thereto, a “Stockholder Communication Document”), is approved by the SEC, and (iii) recommend to its stockholders the approval of the transactions contemplated hereby that require the approval of such STF stockholders, including approval of the Shareholder Directors to the Board of Directors of STF (the “STF Recommendation”) and take all lawful action and use its best efforts to solicit and obtain such approval, not withdraw or adversely modify the STF Recommendation, and include the STF Recommendation in the Stockholder Communication Document;

(b) STF shall use its best efforts to, as promptly as practicable after the execution of this Agreement, prepare and file a Stockholder Communication Document with the SEC with respect to the Stockholders’ Meeting. STF will promptly notify the Company Stockholders of the receipt of any oral or written comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Stockholder Communications Document or for additional information and will supply the Company Stockholders with copies of all correspondence between STF, on the one hand, and the SEC or its staff, on the other hand, with respect to the Stockholder Communications Document;

(c)  STF shall give the Company Stockholders and their counsel a reasonable opportunity to review and comment on the draft of the Stockholder Communications Document prior to it being filed with the SEC and shall give the Company Stockholders and their counsel the opportunity to review and comment on all amendments and supplements to the Stockholder Communications Document and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company Stockholders shall furnish all information concerning them and the Company as STF may reasonably request in connection with such actions and the preparation of the Stockholder Communications Document; and

(d)  STF agrees to use its best efforts, after consultation with the Company Stockholders, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Stockholder Communications Document shall have been approved by the SEC, STF shall mail the Stockholder Communications Document to its stockholders; and

(e)  if at any time prior to obtaining Stockholders’ Approval there shall occur any event which must be set forth in an amendment or supplement to the Stockholder Communications Document, STF will prepare and mail to its stockholders such an amendment or supplement. No filing of an amendment or supplement to the Stockholder Communications Document shall be made without the prior written consent of the Company Stockholders, such consent not to be unreasonably withheld.

C.)	All the Parties hereto do hereby covenant and agree, as follows:

6.22 Voting Agreement. On or immediately prior to the Closing Date, the Company Stockholders and STF hereby agree to enter into a voting agreement in form and content mutually satisfactory to the Company Stockholder and STF, pursuant to which all of the Company Stockholders shall agree that, for so long as each of them owns 20% or more of their shares of STF Series B-5 Preferred Stock and/or 20% or more of all of the STF Conversion Shares issuable upon conversion of their Exchange Shares, to vote all of their shares of STF Series B-5 Preferred Stock and all STF Conversion Shares in favor of the elect of three of the Management Stockholders to the Board of Directors of STF and two Persons acceptable to Robert M. Rubin for election to the Board of Directors of STF.

6.23 Registration Rights Agreement. The STF Conversion Shares issuable to the Company Stockholders pursuant to the Certificate of Designations shall be registered for resale under the Securiteise Act of 1933, as amended, in accordance with the terms and conditions of a Registration Rights Agreement, to be entered into on or before the Closing Date and in form and content acceptable to the Management Stockholders and the General Partner of AEP (the “Registration Rights Agreement”), which shall provide, inter alia, for STF to file a registration statement with the SEC no later than within 90 days from Closing and to use its reasonable best efforts to obtain effectiveness of such registration statement within 180 days from Closing.

6.24 Ensure Conditions Met. Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other Person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Exhibits, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to each Party’s obligations hereunder as set forth in Article VII, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such Party on or prior to the Closing.

ARTICLE VII. CONDITIONS TO PARTIES’ OBLIGATIONS

7.1 Conditions to Obligations of the Company and the Company Stockholders. The obligations of the Company Stockholders and the Company to carry out the transactions contemplated by this Agreement are subject, at the option of the Management Stockholders and the Company, to the satisfaction or waiver by the Management Stockholders of the following conditions:

(a)  STF shall have furnished the Company Stockholders with a certified copy of all necessary board of directors and corporate action on its behalf approving its execution, delivery and performance of this Agreement and the Exhibits and Schedules.

(b)  All representations and warranties of STF contained in this Agreement shall be true and correct (without giving effect to any materiality or material adverse effect qualification therein) in all material respects at and as of the Closing, and STF shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by STF at or prior to the Closing.

(c)  There shall not have occurred any Material Adverse Effect with respect to STF.

(d)  STF and/or the Company shall have consummated one or more senior secured debt or equity financings on terms and conditions that are reasonable acceptable to each of STF, AEP, and the Management Stockholders, pursuant to which up to €36,500,000 (USD $50,000,000) shall be made available to the Company (the “Algatec Financing”). The proceeds of such Algatec Financing shall be used to (i) construct the Plant Addition, and (ii) purchase the Equipment Additions. As used in this Agreement, the term “Plant Addition” shall mean the construction of a proposed 100,000 square foot plant facility on the real estate in Prosen, Germany currently owned by the Company that is adjacent to the existing plant facility As used in this Agreement, the term “Equipment Additions” shall mean the reference to the metallurgical crystalline silicon cell threading equipment manufactured by The Komax Group AG (“Komax”), solar module laminating equipment and other fixed assets to be purchased by the Company for installation in the Plant Addition and having an estimated cost of €34,600,000 (USD $47,400,000).

(e)  All proceedings to be taken by STF in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company Stockholders and their counsel, and the Company Stockholders and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

(f)  As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Company or the Company Stockholders) shall be pending or threatened before any Governmental Authority seeking to prohibit the Closing or seeking Damages against the Company or STF as a result of the consummation of this Agreement.

(g)  STF shall have made the deliveries set forth in Section 3.3 above.

(h)  The transactions contemplated by Section 2.2 and by Section 2.3. of this Agreement shall have been completed; and

(i) STF shall have delivered to the Company Stockholders the Fairness Opinion.

(j)  No proceeding in which STF shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any United States or state bankruptcy or insolvency law.

(k) The Voting Agreement and the Registration Rights Agreement shall have been executed and delivered by STF.

7.2 Conditions to Obligations of STF. The obligations of STF to carry out the transactions contemplated by this Agreement are subject, at the option of the STF, to the satisfaction, or waiver by STF, of the following conditions:

(a)  If and to the extent Stockholder Approval shall be sought by STF, such Stockholders Approval shall have been obtained.

(b)  All representations and warranties of the Company Stockholders contained in this Agreement shall be true and correct (without giving effect to any materiality or material adverse effect qualification therin) in all material respects at and as of the Closing, and the Company and the Company Stockholders shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.

(c)  As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of STF) shall be pending or before any Governmental Agency seeking to prohibit the Closing or seeking Damages against STF or the Company as a result of the consummation of this Agreement.

(d)  Since the Signing Date and up to and including the Closing, there shall not have been any Material Adverse Effect on the Algatec Group or the Management Stockholders.

(e)  STF or the Company shall have consummated the Algatec Financing on terms and conditions reasonably satisfactory to STF and the Company Stockholders.

(f)  Each of the Company Stockholders and the Company shall have furnished STF with a certified copy of all necessary corporate or other action on its behalf approving the Company’s execution, delivery and performance of this Agreement.

(g)  Except for the Management Stockholders Employment Agreements or as otherwise expressly contemplated by this Agreement, the post-closing covenants and agreements of AEP and the Management Stockholders under the Share Purchase Agreement and all other agreements, commitments and understandings between the Company and any Affiliate thereof (including any of the Company Stockholders) shall have been terminated or modified in all respects on terms reasonably satisfactory to STF, and all obligations, claims or entitlements thereunder shall be unconditionally waived and released by such Affiliates (including any of the Company Stockholders) and written evidence thereof reasonably satisfactory in form and substance to STF shall have been delivered to STF.

(h) No proceeding in which the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any United States or state bankruptcy or insolvency law.

(i) The Company Stockholders shall have made the deliveries contemplated by this Agreement.

(j) The Company shall have delivered to STF the Audited Financial Statements as contemplated by this Agreement and an audited balance sheet, statement of income and statement of cash flows of Trend Capital KG as at October 31, 2008 and for the ten months then ended, together with all footnotes thereto as audited in accordance with GAAP by an independent auditor reasonably acceptable to STF (the “2008 Audited Financial Statements”) and (if required under Regulation S-X, as promulgated by the United States Securities and Exchange Commission) an audited balance sheet, statement of income and statement of cash flows of the Company as at November 30, 2008 and for the one month then ended or as at December 31, 2008 and for the two months then ended (the “Company Audit” and with the Audited Financial Statements and the 2008 Audited Financial Statements, the “Closing Audited Financial Statements”).

ARTICLE VIII. POST-CLOSING AGREEMENTS AND OBLIGATIONS

8.1 Further Assurances. Following the Closing, the Company, the Company Stockholders and STF shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other Party hereto to carry out the transactions contemplated by this Agreement.

8.2 Publicity. None of the Parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other Parties, except as and to the extent required by law (in which case, so far as possible, there shall be consultation among the Parties prior to such announcement), and the Parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

8.3 Post-Closing Indemnity

8.3.1 From and after the Closing, the Company Stockholders shall indemnify and hold harmless STF and its Affiliates, directors, officers and employees from and against any and all Damages in accordance with and subject to the limitations set forth in Section 9.1 of this Agreement.

8.3.2  From and after the Closing, STF shall indemnify and hold harmless the Company Stockholders and their Affiliates, directors, officers and employees from and against any and all Damages in accordance with and subject to the limitations set forth in Section 9.2 of this Agreement.

8.4 Non-Competition, Non-Solicitation and Non-Disclosure.

(a) General. In order to induce STF to enter into this Agreement and to consummate the transactions contemplated hereby, the Company Stockholders do each hereby covenant and agree as follows:

(i) Without the prior written consent of STF, none of the Company Stockholders or any of their Affiliates shall, for a period of five (5) years from and after the Closing Date:

(A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the business of the Company or which competes or plans to compete in any way with the “Business” (as hereinafter defined) of STF, the Company, or any of the direct or indirect subsidiaries or joint venture partners of STF or the Company (collectively, the “STF Group”), anywhere in the world (the “Territory”);

(B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the Business of the STF Group or which competes or plans to compete in any way with Business of the STF Group within the Territory, or

(C) utilize his special knowledge of the business of the Company and his or its relationships with customers, suppliers and others to compete with STF Group in the Business;

provided, however, that nothing herein shall be deemed to prevent the Company Stockholders and their Affiliates from acquiring through market purchases and owning, solely as an investment, less than three percent (3%) in the aggregate of the equity securities of any class of any issuer whose shares are registered under §12(b) or 12(g) of the 34 Act, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, or on any “regulated market” within the definition of Article 1 (13) of EU Directive 93/22/EEC so long as the relevant Company Stockholder is not a member of any “control group” (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer.

As used herein the term “Business” shall mean any of the following activities: (a) the manufacture, assembly, sale or distribution, individually and/or with third Persons, of equipment to manufacture solar panels or modules of all types and descriptions, (b) the manufacture, assembly sale or distribution, individually and/or with third Persons, of solar panels or modules, (c) the manufacture, assembly, installation and/or operation, individually and/or with third Persons, of turn-key solar panel manufacturing facilities, or (d) the ownership or operation of solar power projects or solar farms generating electricity for any user(s).

The Company Stockholders acknowledge and agree that the covenants provided for in this Section 8.4(a) are reasonable and necessary in terms of time, area and line of business to protect the Company’s Trade Secrets. The Company Stockholders further acknowledge and agree that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Company’s legitimate business interests, which include its interests in protecting the Company’s (i) valuable confidential business information, (ii) substantial relationships with customers throughout the United States, Europe, Asia and the world, and (iii) customer goodwill associated with the ongoing business of the Company. The Company Stockholders expressly authorize the enforcement of the covenants provided for in this Section 8.4(a) by (A) the Company and its subsidiaries, (B) the Company’s permitted assigns, and (C) any successors to the Company’s business. To the extent that the covenants provided for in this Section 8.4(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

(ii) Without the prior consent of STF, for a period of five (5) years from the Closing Date, the Company Stockholders shall not directly or indirectly, for themselves or for any other person, firm, corporation, partnership, association or other entity: (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of any of the STF Group, unless such employee or former employee has not been employed by one or more of the STF Group for a period in excess of nine months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of any of the STF Group, nor shall the Company Stockholders make known the names and addresses of such customers or any information relating in any manner to the STF Group business relationships with such customers.

(iii) The Company Stockholders shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the STF Group. Any confidential information or data now known or hereafter acquired by any of the Company Stockholders with respect to any of the STF Group shall be deemed a valuable, special and unique asset of such STF Group that is received by the Company Stockholders in confidence and as a fiduciary, and the Company Stockholders shall remain a fiduciary to each of the STF Group with respect to all of such information.

(b) Injunction. It is recognized and hereby acknowledged by the Parties hereto that a breach or violation by either the Company Stockholders of any or all of the covenants and agreements contained in this Section 8.4 may cause irreparable harm and damage to STF in a monetary amount which may be virtually impossible to ascertain. As a result, each of the Company Stockholders recognizes and hereby acknowledges that STF or any one or more of the other STF Group shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 8.4 by either the Company Stockholders, and/or their Affiliates, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies STF or such STF Group may possess hereunder, at law or in equity. Nothing contained in this Section 8.4 shall be construed to prevent STF of any of the STF Group from seeking and recovering from the Company Stockholders damages sustained by it as a result of any breach or violation by the Company Stockholders of any of the covenants or agreements contained in this Section 8.4.

ARTICLE IX. MISCELLANEOUS

9.1 Indemnification of STF.

(a) Survival Except for (i) the provisions of Article IVA of this Agreement (as to AEP), (ii) the provisions of Section 4.4 and Section 4.5 of Article IVC of this Agreement as to the Management Stockholders, or (iii) acts or omissions of any of the Company Stockholders that would constitute common law fraud or fraud in the inducement, all of the other representations and warranties of the Company Stockholders set forth in Article IV of this Agreement shall terminate on the Closing Date. The covenants, agreements, and indemnities of the Company and all of the Company Stockholders set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing, and the Post-Closing Agreements and Covenants of the Company Stockholders set forth in Article VIII, including those set forth in Section 8.4 of this Agreement, shall survive the Closing Date and the Closing as set forth therein.

(b) Indemnification. Subject at all times to the limitations set forth in this Section 9.1,

(i) the Company Stockholders shall severally (not jointly and severally) indemnify, defend and hold harmless the STF Group from any and all Damages incurred by the STF Group, or any of them, as a result of (A) the breach by AEP of any of his or its representations and warranties set forth in Article IVA of this Agreement, (B) the breach of any of the Management Stockholders of any of his or its representations and warranties set forth in Section 4.3 and Section 4.4 of Article IVC of this Agreement, or (C) or any acts or omissions of the any of the Company Stockholders that would constitute common law fraud or fraud in the inducement by such Company Stockholders, or

(ii) each Company Stockholder shall severally (not jointly and severally) indemnify, defend and hold harmless the STF Group from any and all Damages incurred by the STF Group, or any of them, from the failure by any Company Stockholder to perform or satisfy in any material respect his or its covenants and agreements set forth in this Agreement or in any Exhibit hereto or document or certificate delivered by such Company Stockholder on the Closing Date.

(c) Limitations on Liability. Each Management Stockholder shall only be liable to the extent that Damages shall exceed €100,000 (and thereafter from €100,001 and more), and, absent any actions or omissions constituting common law fraud or fraud in the inducement by any one or more Management Stockholder, the maximum liability of each Management Stockholder shall not exceed €250,000 for each of Ruscke and Janks and €150,000 for each of Malik and Freud. AEP shall only be liable to the extent that Damages shall exceed €100,000 (and thereafter from €100,001 and more), and, absent any actions or omissions constituting common law fraud or fraud in the inducement by AEP, the maximum liability of AEP shall not exceed for €250,000. In the absence of acts or omissions of any Company Stockholders that would constitute common law fraud or fraud in the inducement (which acts or omissions shall create a liability of such Company Stockholder committing such act or omission), each Company Stockholder, shall be liable for a share of Damages in excess of € 100,000 corresponding to the number of Company Shares transferred by such Company Stockholder under this Agreement in relation to the total number of Company Shares, in each case up to the maximum liability defined in the preceding sentence.

(d)  Payment of Damages. In the event that the Company Stockholders shall become liable under this Agreement to indemnify STF for any Damages, the applicable Company Stockholder(s) shall pay such Damages to STF, at the option of each Company Stockholder, either (i) in cash, or (ii) by returning to STF an applicable portion of the Exchange Shares. If such Company Stockholder shall elect to make payment of Damages in Exchange Shares (or if converted into STF Conversion Shares, in Common Stock), the number and percentage of Exchange Shares or STF Conversion Shares to be determined shall be equal in value to the applicable amount of Damages incurred by STF. The aggregate number of Exchange Shares or STF Conversion Share to be returned to STF shall equal the result of dividing (A) the amount of Damages, by (B) the Per Share Value (as defined below). The “Per Share Value” shall be, (x) for STF Conversion Shares the per share closing price of the STF Conversion Shares as at the date that the liability of the Company Stockholders and the applicable amount of Damages shall have been determined, and (y) for Exchange Shares the per share closing price of such STF Conversion Shares as at the date that the liability of the Company Stockholders and the applicable amount of Damages shall have been determined multiplied by the number of STF Conversion Shares issuable or issued upon full conversion of a Exchange Shares.

9.2 Indemnification of Company Stockholders.

(a) Survival The representations, warranties, agreements, and indemnities of STF set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing for the period provided in Section 9.2(b). The Post-Closing Agreements and Covenants of STF set forth in Article VIII, of this Agreement, shall survive the Closing Date and the Closing indefinitely.

(b) Indemnification and Business Indemnity Period. Subject at all times to the limitations set forth in this Section 9.2, STF shall indemnify, defend and hold harmless the Company Stockholders and the Company from any and all Damages incurred by the Company Stockholders or the Company that arise from

(i) the breach of any of the representations and warranties of STF forth in this Agreement, or

(ii) the failure by STF to perform or satisfy in any material respect their covenants and agreements set forth in this Agreement or in any Exhibit hereto or document or certificate delivered by STF on the Closing Date.

Notwithstanding the foregoing, STF shall not have any liability under this Agreement to indemnify for breaches of any representations and warranties contemplated under Section 9.2(b)(i) above unless STF receives notice in writing from one or more Company Stockholders of a claim under said indemnity on or before that date which shall be twelve (12) months following the Closing Date (the “STF Indemnity Period”). Said limitations shall not apply to any breaches of or obligations to comply with any of the other provisions of this Agreement, regardless of whether such breach or obligation also constitutes a breach or obligation under any of the provisions specifically listed in this Section 9.2(b).

(c) Limitations on Liability. STF shall only be liable to the extent that Damages shall exceed €100,000 (and thereafter from €100,001 and more), and, absent any actions or omissions constituting common law fraud or fraud in the inducement by STF, the maximum liability of STF shall not exceed €500,000

(d) Payment of Damages. With respect to any Damages for which STF is obligated to indemnify any Company Stockholder pursuant to this Section 9.2, STF shall, at the option of the relevant Company Stockholder (i) pay such Damages to the relevant Company Stockholder in cash and shall issue to such Company Stockholder newly issued shares of Common Stock with a value equal to the amount of such Damages multiplied by the Relative Percentage, or (ii) shall issue to such Company Stockholder newly issued shares of Common Stock with a value equal to the aggregate of (x) the amount such Damages and (y) the amount of such Damages multiplied by the Relative Percentage.

9.3  Indemnified Party and Indemnifying Party. For purposes of this Section 9.3, a Party making a claim for indemnity under Section 9.1 or Section 9.2 is hereinafter referred to as an “Indemnified Party” and the Party against whom such claim is asserted is hereinafter referred to as the “Indemnifying Party.” All claims by any Indemnified Party shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 9.1 and Section 9.2(b) has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

(i) take such action as the Indemnifying Party may reasonably request in connection with such action,

(ii) allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

(iii) render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

9.4  Substitution The Management Stockholders shall have the right, prior to Closing, to transfer the Company Shares owned by them to a holding company (the “Management Holding Company”), as long as (i) the Management Holding Company is wholly owned by the Management Stockholders or the Company Stockholders, (ii) the Management Holding Company accedes to this Agreement and assumes all obligations of its shareholders hereunder, and (iii) the Management Stockholders (or, if the Management Holding Company owned by the Company Stockholders, the Company Stockholders) guarantee all obligations and liabilities of the Management Holding Company under this Agreement.

9.5  Resolution of Disputes.

(a)  All disputes, claims or controversies arising out of or relating to this Agreement, or any agreement executed and delivered pursuant hereto, or the negotiation, breach, validity or performance hereof, or the transactions contemplated hereby which cannot be resolved by good faith negotiations, shall be exclusively submitted to final and binding arbitration in London England before a panel of three arbitrators appointed by the International Chamber of Commerce; provided, that if any Party has no adequate remedy at law he or it may seek emergency injunctive relief or specific performance before any court of competent jurisdiction in Germany or the United States. The decision and award of the arbitrators shall be enforceable in any court of competent jurisdiction in the United States and Germany.

(b)  The Parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any Party hereto. In connection with the arbitration proceeding, the arbitrators shall have the power to order the production of documents by each Party and any third-Party witnesses. In connection with any arbitration, each Party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party’s witness or expert. The arbitrators’ decision and award shall be made and delivered within six (6) months of the selection of the arbitrators. The arbitrators’ decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrators shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each Party hereby irrevocably waives any claim to such damages.

(c)  The Parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided below, (A) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (B) share equally in the fees and expenses charged by the arbitrators. The arbitrators may in their discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing Party) against any Party to the proceeding. Any Party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other Party in enforcing the award. This Section 9.4. applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any Party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

9.6 Confidentiality.

(a)  Prior to the Closing, STF shall, and shall cause its Affiliates and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Company and the Algatec Business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure to STF or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers by the Company or the Company Stockholders, (ii) information that is or becomes available to STF or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers on a non-confidential basis prior to its disclosure to STF or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by STF or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that STF promptly shall notify the Company of any disclosure pursuant to clause (iii) of this Section 9.5.(a); and, provided, further, that the foregoing obligation of confidence shall not apply to the furnishing of information by STF in bona fide discussions or negotiations with prospective lenders provided that such lenders agree to be bound by this Section 9.5 (a).

(b)  The Company and the Company Stockholders shall, and shall cause its or his Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Company, the Company Stockholders or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Company, the Company Stockholders or its or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Company, the Company Stockholders or its or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a non-confidential basis prior to its disclosure to the Company, the Company Stockholders or its or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers by STF and (iii) information that is required to be disclosed by the Company, the Company Stockholders or its or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that the Company or the Company Stockholders shall promptly shall notify STF of any disclosure pursuant to clause (iii) of this Section 9.3(b).

9.7 Brokers. Regardless of whether the Closing shall occur, (i) the Company Stockholders and the Company shall indemnify and hold harmless STF from and against any and all liability for any brokers or finders’ fees arising with respect to brokers or finders retained or engaged by the Company or the Company Stockholders in respect of the transactions contemplated by this Agreement, and (ii) STF shall indemnify and hold harmless the Company Stockholders and the Company from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by STF in respect of the transactions contemplated by this Agreement.

9.8 Costs and Expenses. Each of the Parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement, other than the costs of the adoption of GAAP at the Company and its Subsidiaries for purposes of the STF group reporting with the SEC, which shall be paid only by STF.

9.9 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by facsimile or e-mail, as follows:

IF TO STF:                           Solar Thin Films, Inc.
505 Grove Street
Haddonfield, New Jersey 08033
Attn: Peter C. Lewis, President
Fax No.
email: peter.lewis@solarthinfilms.com

With a copy to:

Hodgson Russ, LLP
1540 Broadway, 24th Floor
New York, New York 10036
Attention: Stephen A. Weiss, Esq.
Fax No. 212-751-0928
email: sweiss@hodgsonruss.com

IF TO THE COMPANY, AND/OR
THE COMPANY STOCKHOLDERS:

If to the Company and/or any of the Management Stockholders:

Algatec Solar AG
Kotschkaer Weg 8
04932 Roederland/OT Prosen, Germany
Attn: Rainer Ruscke, Chief Executive Officer
Office: 011.49.(0) 35 33-48 18 0
Fax: 011.49.(0) 35 33-84 02
Email: ruschke@algatec.com

with copies to:

Dr. Stefan Malik
Tegernseer Beratungs-Service and
Rechenzentrum GmbH
Sudliche Hauptstrasse 23
83700 Rottach-Egern
Germany
Office: 011.49.(0) 8022.2778.20
Fax: 011.49.(0) 8022.2778.44
Email: s.malik@tbs.de

Gregor Klenk, Esquire
Latham & Watkins LLP
Frankfurter Welle
Reuterweg 20
60323 Frankfurt am Main
Tel.:  +49-69-6062 6517
Fax:  +49-69-6062 6700
E-Mail: Gregor.Klenk@lw.com

If to AEP:
Algatec Equity Partners, L.P.
c/o Algatec Management LLC
c/o Robert M. Rubin, Manager
25 Highland Boulevard
Dix Hills, New York 11746
Office: 631.595.9367
Cell: 516.443.0466
Fax: 631.254.2136
Email: rmr63@optonline.net

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier or e-mail shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier or e-mail shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, Notices to any Party hereto shall not be deemed effective with respect to such Party until such Notice would, but for this sentence, be effective both as to such Party and as to all other Persons to whom copies are provided above to be given.

9.10  Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Notwithstanding the foregoing, the laws of Germany shall govern the Employment Agreements and the provisions of Section 8.4 of this Agreement.

9.11 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Schedules attached hereto, constitutes the entire agreement between and among the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

9.12 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party hereto without the prior written consent of the other Party; provided, however, that STF may assign its rights hereunder to any lender to STF as collateral. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

9.13 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any Party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a Party may have by law, statute or otherwise.

9.14 Exhibits and Schedules. The Exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, and (ii) the Parties would reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

9.15 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.16 References and Construction.

(a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

(b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted. Each of the Parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

9.17 Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the Parties hereto agree that the prevailing Party or Parties shall be entitled to recover from the other Party or Parties upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

ARTICLE X. DEFINITIONS

Capitalized terms used in this Agreement are used as defined in this Article X or elsewhere in this Agreement.

10.1 2008 Financial Statements. Shall have the meaning set forth in Section 7.2(j).

10.2 AEP. Shall have the meaning as defined in the introduction.

10.3 Affiliate. means with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

10.4 A. Freud. Shall have the meaning as defined in the introduction.

10.5 Agreement. Shall have the meaning as defined in the introduction.

10.6 Algatec. Shall have the meaning as defined in the introduction.

10.7 Algatec Business. Shall have the meaning as defined in paragraph E of the Recitals.

10.8 Algatec Financing. Shall have the meaning as defined in Section 7.1 (d).

10.9 Algatec Group. “Algatec Group” means the collective reference to the Company, Solar Invest and Trend Capital KG.

10.10 Algatec Material Contracts. Shall have the meaning as defined in Section 4.17.

10.11 Algatec Termination Event. Shall have the meaning as defined in Section 3.4 (c).

10.12 Audited Financial Statements. Shall have the meaning as defined in Section 4.8.

10.13 Balance Sheet Date. Shall have the meaning as defined in Section 5.8 (e).

10.14 Business. Shall have the meaning as defined in Section 8.4 (C).

10.15 Business Day. The term “Business Day” means any day, on which banks in New York City, NY, USA and Frankfurt, Germany are open for business.

10.16 Certificate of Designations. Shall have the meaning as defined in Section 2.2.

10.17 Closing. Shall have the meaning as defined in Section 3.1.

10.18 Closing Audited Financial Statements. Shall have the meaning as defined in Section 7.2(j).

10.19 Closing Date. Shall have the meaning as defined in Section 3.1.

10.20 Common Stock. The term Common Stock shall have the meaning defined in paragraph H of the Recitals.

10.21 Company. Shall have the meaning as defined in the introduction.

10.22 Company Articles of Association. Shall have the meaning as defined in paragraph A of the Recitals.

10.23 Company Audit. Shall have the meaning as defined in Section 7.2(j).

10.24 Company Share/Company Shares. Shall have the meaning as defined in paragraph A of the Recitals.

10.25 Company Stockholder. Shall have the meaning as defined in the introduction.

10.26 Company Stockholders. Shall have the meaning as defined in the introduction.

10.27 Confidential Information. The term “Confidential Information” shall mean confidential data and confidential information relating to the business of the Company (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to Company Stockholders or of which Company Stockholders became aware as a consequence of or through his employment with the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

10.28 Contracts. The term “Contract” or “Contracts,” when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such Person is a Party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.

10.29 Damages. The term “Damages” shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and reasonable attorneys’ and accountants’ fees and disbursements).

10.30 Employment Agreements. Shall have the meaning as defined in Section 6.8.

10.31 Environmental Claims. Shall have the meaning as defined in Section 5.17 (b).

10.32 Environmental Laws. Shall have the meaning as defined in Section 4.14.

10.33 Equipment Additions. Shall have the meaning as defined in Section 7.1 (d).

10.34 Exchange Shares. Shall have the meaning as defined in paragraph J of the Recitals.

10.35 Exhibits. The term “Exhibits” shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

10.36 Fairness Opinion. Shall have the meaning as defined in Section 6.16.

10.37 Financial Statements. Shall have the meaning as defined in Section 4.8.

10.38 Form 8-K. Shall have the meaning as defined in Section 6.17.

10.39 GAAP. Shall have the meaning as defined in Section 5.8 (a).

10.40 Governmental Authorities. The term “Governmental Authorities” shall mean any nation or country (including but not limited to Germany and the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

10.41 Hazardous Material. The term “Hazardous Material” shall mean all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “Hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

10.42 Indemnified Party. Shall have the meaning as defined in Section 9.3.

10.43 Indemnifying Party. Shall have the meaning as defined in Section 9.3.

10.44 Intangible Rights. Shall have the meaning as defined in Section 5.15.

10.45 Intellectual Property. Shall have the meaning as defined in Section 4.11.

10.46 Inventory. The term “Inventory” shall mean all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of the Company or STF and its Subsidiaries in the ordinary course of its business, specifically excluding, however, damaged, defective or otherwise unsaleable items.

10.47 Knowledge. The term “knowledge” shall mean the actual knowledge of any of the directors, officers or managerial personnel of a Party with respect to the matter in question, and such knowledge of the directors, officers or managerial personnel of a Party reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

10.48 Komax. Shall have the meaning as defined in paragraph G of the Recitals and in Section 7.1 (d).

10.49 Komax Purchase Order. Shall have the meaning as defined in paragraph G of the Recitals.

10.50 Leases. Shall have the meaning as defined in Section 5.13 (b).

10.51 Legal Requirements. The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations or properties.

10.52 Liens. Shall have the meaning as defined in Section 1.1 (c).

10.53 Management Holding Company. Shall have the meaning as defined in Section 9.4

10.54 Management Stockholder/Management Stockholders. Shall have the meaning as defined in the introduction.

10.55 Material Adverse Effect. The term “Material Adverse Effect” shall mean:

(a) with respect to STF, any event, circumstance, change or effect that, individually or in the aggregate, had or might reasonably be expected to have a material adverse effect on the business, operations, prospects, Properties or financial condition of STF and its consolidated Subsidiaries, when taken as a consolidated whole;

(b) with respect to the Algatec Group, (i) any event, circumstance, change or effect that, individually or in the aggregate, had or might reasonably be expected to have a material adverse effect on the business, operations, prospects, Properties or financial condition of the Algatec Group, when taken as a consolidated whole, or (ii) the failure or refusal of Q-Cells in January 2009 to renew the Q-Cells Agreement for a minimum of one year following December 31, 2009; and

(c) with respect to the Management Group, the death or permanent disability (defined as the inability for more than 90 consecutive days to render full-time services to the Algatec Group) of Rainer Ruschke or Ullrich Jank.

10.56 Material Contract. Shall have the meaning as defined in Section 5.14 (a).

10.57 Notice. Shall have the meaning as defined in Section 9.9.

10.58 Owned Premises. Shall have the meaning as defined in Section 5.13 (a).

10.59 Party/Parties. Shall have the meaning as defined in the introduction.

10.60 Per Share Value. The term “Per Share Value” shall have the meaning as defined in Section 9.1(d).

10.61 Permits. The term “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

10.62 Person. The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

10.63 Plant Addition. Shall have the meaning as defined in Section 7.1 (d).

10.64 Product. The term “Product” shall mean each product, repair process or service under development, developed, manufactured, licensed, distributed or sold by the Party and any other products in which the Party has any proprietary rights or beneficial interest.

10.65 Prösen Real Estate. Shall have the meaning as defined in paragraph F of the Recitals.

10.66 Properties. The term “Properties” shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or Used by the Party.

10.67 Q-Cells. Shall have the meaning as defined in paragraph G of the Recitals.

10.68 Q-Cells Agreement. Shall have the meaning as defined in paragraph G of the Recitals.

10.69 Real Property. The term “Real Property” shall mean the real property Used by the Party in the conduct of its business.

10.70 Records. Shall have the meaning as defined in Section 3.2 (v).

10.71 Registration Rights Agreement. Shall have the meaning as defined in Section 6.23.

10.72 Regulations. The term “Regulations” shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Internal Revenue Code.

10.73 Relative Percentage. The term “Relative Percentage” shall mean for any shareholder of STF the percentage obtained by dividing the percentage interest of such shareholder in STF by the aggregate percentage interest of all other shareholders of STF, in each case, to the extent applicable, on an “as converted” basis.

10.74 R. Ruschke. Shall have the meaning as defined in the introduction.

10.75 Schedule. The term “Schedule” shall mean any schedule to this Agreement nd any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

10.76 SEC. Shall have the meaning as defined in Section 5.8 (b) and Article VI, B.), 6.17

10.77 Series A Preferred Stock. Shall have the meaning as defined in paragraph H (ii) of the Recitals.

10.78 Series B Preferred Stock. Shall have the meaning as defined in paragraph H (iii) of the Recitals.

10.79 Shareholder Directors. Shall have the meaning as defined in Section 6.18.

10.80 Share Purchase Agreement. Shall have the meaning as defined in paragraph C of the Recitals.

10.81 Signing Date. shall have the meaning as defined in the introduction.

10.82 S. Malik. Shall have the meaning as defined in the introduction.

10.83 Solar Invest. Shall have the meaning as defined in paragraph E of the Recitals.

10.84 Stockholder Communication Document. Shall have the meaning as defined in Section 6.20 (a).

10.85 Stockholders’ Meeting. Shall have the meaning as defined in Section 6.21 (a).

10.86 STF. Shall have the meaning as defined in the introduction.

10.87 STF Audited Financial Statements. Shall have the meaning as defined in Section 5.8 (a).

10.88 STF Financial Statements. Shall have the meaning as defined in Section 5.8 (a).

10.89 STF Group. Shall have the meaning as defined in Section 8.4 (A).

10.90 STF Indemnity Period. Shall have the meaning as defined in Section 9.2 (b)(ii).

10.91 STF Public Filings The term “STF Public Filings” means and includes all of the filings reports, statements, forms, schedules, registration statements, prospectuses, proxy statements, and other documents required to be filed or furnished by STF with the SEC under the United States Securities Act of 1933, as amended (the “33 Act”), and the United States Securities Exchange Act of 1934, as amended (the “34 Act”), for all periods from and after January 1, 2005, including, without limitation, all (a) registration statements on Form S-1 or other forms for registering securities under the 33 Act, (b) all Form 10KSB Annual Reports, Form 8-K Interim Report, Form 10-Q Quarterly Report, and (c) all proxy statements on Form 14A or information statements on Form 14C and other filings under the 34 Act.

10.92 STF Recommendation. Shall have the meaning as defined in Section 6.21 (a).

10.93 STF Series B-5 Preferred Stock. Shall have the meaning as defined in Section 2.1.

10.94 STF Stockholder Approval. Shall have the meaning as defined in Section 6.21.

10.95 STF Stockholders’ Meeting. Shall have the meaning as defined in Section 3.4 (c)(iv).

10.96 STF Termination Event. Shall have the meaning as defined in Section 3.4 (b).

10.97 STF Unaudited Financial Statements. Shall have the meaning as defined in Section 5.8 (a).

10.98 Subsidiary. The term “Subsidiary” shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

10.99 Takeover Laws. Shall have the meaning as defined in Section 5.21.

10.100 Tangible STF Properties. Shall have the meaning as defined in Section 5.16.

10.101 Territory. Shall have the meaning as defined in Section 8.4 (A).

10.102 To the knowledge of the Management Stockholders. Shall have the meaning as defined in Article IV.

10.103 Trade Secrets. The term “Trade Secrets” shall mean information of the Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

10.104 Trend Capital KG. Shall have the meaning as defined in paragraph D of the Recitals.

10.105 Trend Capital Business Transfer. Shall have the meaning as defined in paragraph D of the Recitals.

10.106 U. Jank. Shall have the meaning as defined in the introduction.

10.107 Unaudited Financial Statements. Shall have the meaning as defined in Section 4.8.

10.108 Used. The term “Used” shall mean, with respect to the Properties, Contracts or Permits of the Company or STF, those owned, leased, licensed or otherwise held by the Company or STF which were acquired for use or held for use by the Company or STF in connection with their respective business and operations.

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IN WITNESS WHEREOF, the Parties hereto have executed this Stock Exchange Agreement as of the date first written above.

STF:
SOLAR THIN FILMS, INC.

By:	/s/ Robert M. Rubin
Name: Robert M. Rubin,
Title: Chairman and Chief Financial Officer

COMPANY:
ALGATEC SOLAR AG

By:	/s/ Rainer Ruschke
Name: Rainer Ruschke
Title: Chief Executive Officer and President

COMPANY STOCKHOLDERS:

ALGATEC EQUITY PARTNERS, L.P.
By: Algatec Management LLC, General Partner

By:	/s/ Barry Pomerantz
Name: Barry Pomerantz
Title: Manager and Member

/s/ Rainer Ruschke
RAINER RUSCHKE

/s/ Ullrich Jank
ULLRICH JANK

/s/ Dr. Stefan Malik
DR. STEFAN MALIK

/s/ Andre Freud
ANDRE FREUD

THE TRUSTEE:

/s/ Roland Richter
Name: Roland Richter, Esquire